                                                                     Exhibit 4.1

                 THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

     THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "AMENDMENT"), dated as of July 24, 2002, is entered into among (1) ALPHA TECHNOLOGIES GROUP, INC., a Delaware corporation (the "BORROWER"), (2) the Lenders party to the Credit Agreement referred to below and (3) UNION BANK OF CALIFORNIA, N.A., as administrative agent for the Lenders (in such capacity, the "AGENT").

                                    RECITALS

     A. The Borrower, the Lenders and the Agent previously entered into that certain Credit Agreement dated as of December 26, 2000, as amended by that certain Amendment to Credit Agreement and Waiver dated as of January 28, 2002 and that certain Second Amendment to Credit Agreement and Waiver dated as of March 4, 2002 (as amended, the "Credit Agreement"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

     B. The Borrower failed to make the $5,000,000 Term Loan Reduction Installment due on June 28, 2002 as required by the Credit Agreement, resulting in an Event of Default. In addition, the Borrower failed to cause the registration statement relating to the Warrant Agreements to become effective by June 10, 2002, also resulting in an Event of Default. These Events of Default remain uncured and continuing.

     C.   In connection therewith, the Borrower has requested that the Lenders
(i) waive such Events of Default, (ii) restructure the remaining Term Loan Reduction Installments, (iii) restructure certain of the financial covenants contained in the Credit Agreement and (iv) make certain other changes to the Credit Agreement as set forth herein. The Lenders have agreed to such grant such waiver and make such changes, in each case subject to the terms and conditions set forth herein.

     D.   As of the date hereof, prior to the effectiveness of this Amendment,
(i) the aggregate principal amount of Revolving Loans outstanding under the Credit Agreement is $3,700,000 and (ii) aggregate principal amount of Term Loans outstanding under the Credit Agreement is $28,150,000. There are no Letters of Credit outstanding.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows effective as of the date first set forth above, subject to satisfaction of the conditions precedent set forth in Section 3 below:

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     (a) The definition of "Fixed Charges" in Section 1.1 of the Credit
Agreement is hereby amended by striking the reference to "June 28, 2002" and replacing it with "September 30, 2002".

     (b) Section 1.1 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order:

          "`FORECAST': that certain financial forecast of the Borrower prepared in contemplation of a sale-leaseback of Wakefield's Pelham, New Hampshire facility, which forecast shall be either (i) the forecast attached hereto as Exhibit J-1, in the event that one or more affiliates of the Borrower is the purchaser/lessor in such transaction or (ii) the forecast attached as Exhibit J-2, in the event that a third party is the purchaser/lessor in such transaction."

          "`PELHAM LEASE EXPENSES': the aggregate rent contemplated by Wakefield's lease of the Pelham, New Hampshire facility following Wakefield's consummation of a sale-leaseback thereof."

          "`THIRD AMENDMENT': that certain Third Amendment to Credit Agreement and Waiver dated as of July 24, 2002 entered into among the Borrower, the Lenders and the Agent amending this Agreement."

     (c) Section 2.1(a) of the Credit Agreement is revised to add the following proviso immediately after the reference to "nor exceed $4,250,000 without the prior written consent of the Majority Lenders":

     "(provided that, in the event that the Net Proceeds from Wakefield's sale of its Pelham, New Hampshire facility are less than the amount of the Reduction Installment due on September 30, 2002 (such difference, the "SHORTFALL"), such $4,250,000 limit shall not apply to the extent the proceeds of Revolving Loans borrowed on such date are applied to fund such Shortfall, subject in any event to the Borrowing Base and the Aggregate Revolving Loan Commitment)".

     (d) Section 2.2(d) of the Credit Agreement is restated in its entirety to read as follows:

     "(d) On each date set forth below, the Borrower shall repay the principal of the Term Notes in an aggregate amount equal to the corresponding amount set forth below (each such amount a "REDUCTION INSTALLMENT"):

             Second Quarter End 2002        $  750,000
             Third Quarter End 2002         $  750,000
             September 30, 2002             $5,000,000
             Fiscal Year End 2002           $  750,000

             First Quarter End 2003         $1,200,000
             Second Quarter End 2003        $1,200,000
             Third Quarter End 2003         $1,200,000

             Fiscal Year End 2003           $1,200,000

             First Quarter End 2004         $1,500,000
             Second Quarter End 2004        $1,500,000
             Third Quarter End 2004         $1,500,000
             Fiscal Year End 2004           $1,500,000

             First Quarter End 2005         $1,800,000
             Second Quarter End 2005        $1,800,000
             Third Quarter End 2005         $1,800,000
             Fiscal Year End 2005           $1,800,000

             First Quarter End 2006         $3,650,000


     (e) Section 5.1(b) of the Credit Agreement is amended by adding "along with a comparison of such results with the same period in the prior fiscal year and, on and after consummation of the sale of Wakefield's Pelham, New Hampshire property, with the Forecast," immediately prior to the words "certified by a Responsible Officer".

     (f) Section 5.1(c) of the Credit Agreement is amended by adding "along with a comparison of such results with the same period in the prior fiscal year and, on and after consummation of the sale of Wakefield's Pelham, New Hampshire property, with the Forecast," immediately prior to the words "certified by a Responsible Officer".

     (g) Section 5.2 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of Section 5.2(h), (ii) renumbering Section 5.2(i) to be Section 5.2(j) and (iii) adding a new Section 5.2(i) to read in its entirety as follows:

     "(i) furnish to the Agent, on the first day of each calendar week, commencing July 29, 2002, projections of the Borrower's cash flow for the 4-week period immediately following the week in which such projections are delivered, such projections to be in form and detail satisfactory to the Lenders; and".

     (h) Section 6.1(a) of the Credit Agreement is restated in its entirety to read as follows:

     "(a) MAXIMUM LEVERAGE RATIO. Permit the Maximum Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to exceed the following levels for the periods indicated:

            PERIOD                                    RATIO
            ------                                    ------
            Second Quarter End 2002                   5.30:1

            Third Quarter End 2002                    5.00:1


                                       3
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            Fiscal Year End 2002                      3.90:1

            First Quarter End 2003                    3.45:1

            Second Quarter End 2003                   3.15:1

            Third Quarter End 2003                    2.95:1

            Fiscal Year End 2003                      2.50:1

            First Quarter End 2004 and thereafter     1.75:1


; PROVIDED, that for purposes of calculating the covenant in this Section 6.1(a) only, the definition of `EBITDA' shall be deemed to read as follows:

          `EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, PLUS, without duplication, (i) provisions for income taxes, (ii) depreciation and amortization, (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including (x) the effect, if any, of execution of warrant agreements in connection with the Loan Documents and (y) the amendment and waiver fee paid pursuant to the Third Amendment), (v) $281,000 in Restructuring Charges for the fiscal quarter ended Second Quarter End 2001, (vi) $252,000 in Restructuring Charges for the fiscal quarter ended Third Quarter End 2001, (vii) $855,000 in Restructuring Charges for the fiscal quarter ended Fiscal Year End 2001,
     (viii) $250,000 in Restructuring Charges for Fiscal Year 2002 and (ix) the amount of any charge taken by the Borrower solely for the adoption of FASB Rule 142."

     (i) Section 6.1(b) of the Credit Agreement is restated in its entirety to read as follows:

     "(b) FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than the following levels for the periods indicated:


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
           PERIOD                                    RATIO
           ------                                    -----

           Second Quarter End 2002                  1.00:1

           Third Quarter End 2002                   1.15:1

           Fiscal Year End 2002                     1.15:1

           First Quarter End 2003                   1.10:1

           Second Quarter End 2003                  1.05:1

           Third Quarter End 2003                   1.00:1

           Fiscal Year End 2003                     1.00:1

           First Quarter End 2004 through and       0.80:1
           including Fiscal Year End 2004

           First Quarter End 2005 and thereafter    0.85:1


; PROVIDED, that for purposes of calculating the covenant in this Section 6.1(b) only,

(i) the Fixed Charge Coverage Ratio for (a) Second Quarter End 2002 shall be based on the fiscal quarter most recently ended only, without reference to any other fiscal quarter, (b) Third Quarter End 2002 shall be based on the fiscal quarter most recently ended and the immediately preceding fiscal quarter only, without reference to any other fiscal quarter and (c) Fiscal Year End 2002 shall be based on the fiscal quarter most recently ended and the immediately preceding two fiscal quarters only, without reference to any other fiscal quarter; and

(ii) the definition of `EBITDA' shall be deemed to read as follows:

          `EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, PLUS, without duplication, (i) provisions for income taxes, (ii) depreciation and amortization, (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including (x) the effect, if any, of execution of warrant agreements in connection with the Loan Documents and (y) the amendment and waiver fee paid pursuant to the Third Amendment), (v) $250,000 in Restructuring Charges for Fiscal Year 2002 and (vi) the amount of any charge taken by the Borrower solely for the adoption of FASB Rule 142."

     (j) Section 6.1(e) of the Credit Agreement is amended by striking the reference to "$7,032,000" and replacing it with "$6,145,000".


                                       5
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     (k) Section 6.2(h) of the Credit Agreement is amended by striking the reference to "June 28, 2002" and replacing it with "September 30, 2002".

     (l) Section 6.5 of the Credit Agreement is amended by restating the last sentence in its entirety to read as follows:

     "Notwithstanding the foregoing, Wakefield may sell the property subject to the Mortgage if (x) the Net Proceeds of such Asset Disposition are at least $4,000,000 and paid to the Agent on or before September 30, 2002 and (y) such sale complies with clauses (i), (ii) and (iii) of this Section 6.5, and such sale shall not constitute usage of the limit described in clause (iv)."

     (m) Section 6.11 of the Credit Agreement is hereby amended by (i) adding a proviso at the end of the first sentence to read as follows: "; PROVIDED THAT Wakefield may sell its manufacturing facility located in Pelham, New Hampshire and thereafter directly lease back the same property provided that (a) such sale is made in accordance with the last sentence of Section 6.5 and (b) the Borrower has delivered a Landlord Consent and a copy of such lease to the Agent.";

and (ii) inserting the following parenthetical immediately after the reference to "$2,500,000 in any fiscal year": "(plus the Pelham Lease Expenses for such period, provided that such Pelham Lease Expenses do not exceed $734,724 annually in the event that one or more affiliates of the Borrower is the purchaser/lessor of Wakefield's Pelham, New Hampshire facility as set forth in the forecast attached as Exhibit J-1 or do not exceed $637,000 annually in the event that a third party is the purchaser/lessor of Wakefield's Pelham, New Hampshire facility as set forth in the forecast attached as Exhibit J-2.)".

     (n) Exhibits J-1 and J-2 are hereby added to the Credit Agreement in the form attached hereto as Exhibit J.

     SECTION 2. WAIVERS AND AGREEMENTS.

     (a) Section 2.2(d) of the Credit Agreement required the Borrower to make a $5,000,000 Reduction Installment on June 28, 2002. The Borrower failed to make such Reduction Installment. As a result of such noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default, subject to the terms and conditions set forth herein.

     (b) Section 7(A) of the Warrant Agreements provides that no later than 45 days following the Issue Date (as defined therein), the Borrower will file a registration statement with the Securities and Exchange Commission to effect the registration under the Securities Act of 1933, as amended, of the shares of common stock issued or issuable upon the exercise of such Warrant Agreements and will cause such registration statement to become effective (the "REGISTRATION EFFECTIVE DATE") as a shelf registration no later than 90 days after the Issue Date (as defined therein). As part of the Second Amendment and with respect to the Warrant Agreements dated as of January 28, 2002, the Lenders agreed to provide an additional 30 days after each such compliance date, subject to the terms and conditions set forth in the Second Amendment. Pursuant to a letter agreement dated April 22, 2002, the Registration Date was again extended to June 10, 2002. The Borrower failed to cause its registration statement to become effective by such date, resulting in an Event of Default under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default, subject to the terms and conditions set forth herein and PROVIDED THAT that Borrower (i) files its amended registration statement for the Warrant Agreements on a date not later than February 4, 2003 and (ii) causes such registration statement to become effective as a shelf registration on a date not later than March 31, 2003.

     (c) The foregoing waivers and agreements are given in this instance only. The foregoing waivers and agreements shall not be construed as a waiver of or consent to any violation of, or deviation from, any other term or condition of the Credit Agreement or any other Loan Document, nor shall such waivers or agreements be construed to evidence the willingness of the Agent or the Lenders to give any other or additional waiver or agreement, whether in similar or different circumstances.

     SECTION 3. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date first set forth above upon receipt by the Agent of the following:

     (a) this Amendment, duly executed by the Borrower and the Lenders;

     (b) evidence of the Guarantors' consent to this Amendment, substantially in the form of EXHIBIT A hereto;

     (c) such title endorsement(s) as the Agent shall reasonably request;

     (d) resolutions of the board of directors of the Borrower, authorizing this Amendment, certified by a Responsible Officer of the Borrower;

     (e) an amendment and waiver fee of $66,300, in immediately available funds, to be shared pro rata by each Lender, and all outstanding fees and expenses of the Agent including legal fees incurred in connection with the negotiation, drafting and execution of this Amendment; and

     (f) such other documents, agreements and opinions as the Agent or any Lender may request.

     SECTION 4. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended hereby.

     (b) Except as specifically amended herein, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or


                                       7
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any other Loan Documents, nor constitute a waiver of any provision of the Credit
Agreement or any other Loan Documents, except as specifically set forth herein.

     SECTION 5. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants, for the benefit of the Lenders and the Agent, as follows: (i) the Borrower has all requisite power and authority under applicable law and under its charter documents to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby; (ii) all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for the Borrower to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby, have been taken and/or received; (iii) this Amendment, and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with the terms hereof; (iv) the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement, as amended hereby, will not (a) violate or contravene any material Requirement of Law, (b) result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower or any of its property may be bound, or (c) result in or require the creation of any Lien upon or with respect to any properties of the Borrower, whether such properties are now owned or hereafter acquired; (v) the representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects on and as of the date of this Amendment, after giving effect to the same, as though made on and as of such date; and (vi) except as referred to in Section 2 hereof, no Default has occurred and is continuing.

     SECTION 6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).


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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                   ALPHA TECHNOLOGIES GROUP, INC.


                                   By: /s/ Lawrence Butler
                                      ------------------------------------------
                                   Name: Lawrence Butler
                                   Title: Chief Executive Officer


                                   UNION BANK OF CALIFORNIA, N.A., as Agent and as a Lender


                                   By: /s/ Cecilia M. Valente
                                      ------------------------------------------
                                   Name: Cecilia M. Valente
                                   Title: Senior Vice President


                                   CALIFORNIA BANK & TRUST, as a Lender


                                   By: /s/ Robert K. Chaulk
                                      ------------------------------------------
                                   Name: Robert K. Chaulk
                                   Title: Senior Vice President


                                   IBM CREDIT CORPORATION, as a Lender


                                   By: /s/ Thomas S. Curcio
                                      ------------------------------------------
                                   Name: Thomas S. Curcio
                                   Title: Manager, Specialty Financing/Selected
                                   Accounts


                                   MANUFACTURERS BANK
                                   A California Banking Corporation, as a Lender

                                   By: /s/ Karen J. Kearney
                                      ------------------------------------------
                                   Name: Karen J. Kearney
                                   Title: Vice President

                                   U.S. BANK NATIONAL ASSOCIATION, as a Lender


                                   By: /s/ Elizabeth C. Hengeveld
                                     -------------------------------------------
                                   Name: Elizabeth C. Hengeveld
                                   Title: Vice President


                                       S-2